SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PACIFIC SELECT FUND

INTERNATIONAL SMALL-CAP PORTFOLIO

INFORMATION STATEMENT DATED JANUARY 21, 2022

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the International Small-Cap Portfolio and is being sent on or about January 21, 2022 to the shareholders of record as of January 19, 2022.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser and a new sub-advisory agreement for the International Small-Cap Portfolio (the “Fund”), effective on or about November 1, 2021. Information concerning the change in sub-adviser was disclosed in a supplement dated September 21, 2021 to the Trust’s prospectus for Class D, Class I and Class P shares dated May 1, 2021. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) and the Trust by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999. Pacific Life Fund Advisors LLC (“PLFA”) can hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the exemptive order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA). The information herein is provided pursuant to the requirements of the exemptive order.

At a virtual meeting held on September 15, 2021*, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about November 1, 2021, a new sub-advisory agreement with FIAM LLC (“FIAM”), for the Fund (the “FIAM Sub-Advisory Agreement”) and appointed FIAM as the new sub-adviser for the Fund. Also at the September 15, 2021 meeting, the Board terminated the sub-advisory agreement for the Fund with the prior sub-adviser upon the effectiveness of the FIAM Sub-Advisory Agreement. In connection with the change in sub-adviser, changes were also made to the Fund’s investment strategies. The effective date for the Fund of the sub-adviser change and related investment strategies changes was November 1, 2021.

FIAM’s appointment as the sub-adviser and the Board’s approval of the FIAM Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings were sold and new investments were purchased in accordance with recommendations by FIAM. PLFA and/or the Trust retained a transition agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

*	The Board approved reliance on relief provided by the SEC from in-person voting requirements of the 1940 Act for the September 15, 2021 Board meeting. This approval was based on the Board’s belief that, due to the circumstances related to current or potential effects of COVID-19, it was necessary and appropriate to rely on the in-person relief granted by the SEC and substitute the in-person meeting scheduled for September 15, 2021 with a virtual meeting. The Board also approved to undertake to satisfy the conditions subsequently required in the in-person relief, including ratification of these matters at the Board’s next in-person meeting.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of FIAM as sub-adviser, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that FIAM be appointed as the new sub-adviser for the Fund and in evaluating the proposed FIAM Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of FIAM and PLFA’s analysis in reaching its conclusion to recommend FIAM as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate.

In evaluating the FIAM Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining FIAM as the new sub- adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by FIAM. In this regard, the Trustees considered various materials relating to FIAM, including copies of the proposed FIAM Sub-Advisory Agreement; copies of FIAM’s Form ADV; financial information; a written presentation from FIAM; a comprehensive report including an assessment by PLFA; responses from FIAM to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held virtually on September 15, 2021 from management and investment personnel from FIAM where all attendees could hear each other clearly.

The Trustees considered that under the FIAM Sub-Advisory Agreement, FIAM would be responsible for providing investment advisory services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of FIAM, including the background and experience of FIAM’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

The Trustees considered that under the FIAM Sub-Advisory Agreement, FIAM would be responsible for providing investment advisory services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of FIAM, including the background and experience of FIAM’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by FIAM under the FIAM Sub-Advisory Agreement.

B.	Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage an international small-cap strategy and PLFA’s identification of FIAM to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered that the Fund’s historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. However, the Trustees considered the investment process and techniques to be used by FIAM for the Fund and FIAM’s experience managing international small-cap strategies, as well as other factors concerning performance in connection with their consideration of this matter and in connection with approval of the FIAM Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of a proprietary mutual fund managed by the same FIAM portfolio management team that would manage the Fund using similar investment strategies (the “FIAM Comparable Performance”), which included a comparison of the FIAM Comparable Performance against a pertinent benchmark and an applicable peer group for the year-to-date, one-, three- and five-year periods as of June 30, 2021, and performance for each of the past seven calendar years. They also considered the FIAM Comparable Performance against a pertinent benchmark for the 10-year period as of June 30, 2021. Additionally, the Trustees considered the standard deviation and risk-adjusted returns of the proprietary mutual fund during certain periods. In addition, the Trustees also reviewed the performance of an additional proprietary mutual fund managed by the same FIAM portfolio management team against a pertinent benchmark for the one-, three- five- and ten-year periods as of June 30, 2021.

The Board determined that FIAM’s performance record with respect to a similarly managed mutual fund was acceptable.

C.	Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under another investment advisory contract of FIAM with regard to another fund with substantially similar investment strategies as the Fund. The Trustees also considered that the advisory fee schedule would remain unchanged but that the sub-advisory fee would be reduced from its current levels, resulting in an increase in the retention by PLFA of its advisory fee. The Trustees considered that PLFA would agree to implement a contractual fee waiver in order to share a portion of these benefits with shareholders and that as a result of the waiver, the total net advisory fee paid by shareholders would be reduced. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by Fidelity for the other similarly managed fund, the Trustees noted that there were differences in: (i) the size and type of account, (ii) the services provided to each, (iii) the nature and size of the overall relationship with FIAM, and/or (iv) regulatory differences that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and FIAM, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase, and would likely decrease, as a result of this sub-adviser change.

The Board concluded that the compensation payable under the FIAM Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to FIAM of sub- advising the Fund and the projected profitability of the FIAM Sub-Advisory Agreement to FIAM, to the extent practicable based on the information provided by FIAM. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and FIAM with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the FIAM Sub-Advisory Agreement to FIAM is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for FIAM at this time was of limited utility. The Trustees also considered the impact of the sub-advisory change to the profitability of the PLFA advisory agreement with the Fund. In addition, the Trustees considered that in negotiating the sub- advisory fee, PLFA takes into account the current and future potential scale of the Fund.

The Trustees considered the organizational strengths of FIAM and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the FIAM Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and FIAM concerning other benefits that may be received by FIAM and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with FIAM and the anticipated use of soft-dollars by FIAM. In this regard, the Trustees noted that FIAM represented that it does not anticipate using an affiliated broker-dealer and that it does anticipate using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by FIAM from its relationship with the Fund and that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the FIAM Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the FIAM Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The FIAM Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. FIAM, subject to the supervision of PLFA, provides a continuous investment program for the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies and restrictions. FIAM bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the FIAM Sub-Advisory Agreement. The Fund is responsible for its own expenses not specifically assumed by FIAM under the FIAM Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the FIAM Sub-Advisory Agreement, FIAM, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the FIAM Sub-Advisory Agreement, except by reason of FIAM’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of FIAM’s obligations and duties under the FIAM Sub-Advisory Agreement.

In addition, FIAM has agreed to indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of FIAM’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, FIAM’s obligations and/or duties under the FIAM Sub-Advisory Agreement by FIAM (or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of FIAM) (other than a PL Indemnified Person); (ii) are based upon FIAM’s (or its agent’s or delegate’s) material breach of any provision of the FIAM Sub-Advisory Agreement, including material breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a current registration statement or current prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by FIAM or any affiliated person or agent or delegate of FIAM (other than a PL Indemnified Person); or (iv) are based upon a breach of FIAM’s fiduciary duties to the Trust or violation of applicable law.

The FIAM Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The FIAM Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the FIAM Sub-Advisory Agreement. PLFA contractually agreed to waive 0.015% of its advisory fee through April 30, 2023. The waiver agreement will automatically renew annually for successive one-year terms unless: (i) PLFA provides at least 30 days’ written notice of the termination of the agreement prior to the beginning of the next applicable one year term, (ii) it is terminated upon ninety days’ prior written notice by the Trust to PLFA or (iii) the advisory contract is terminated. The sub-advisory fee rate under the prior sub-advisory agreement and the new sub-advisory fee rate under the FIAM Sub-Advisory Agreement are referenced below:

Prior Fee Schedule[1]	New Fee Schedule[2]
0.700% on the first $100 million	0.600% on the first $100 million
0.600% on the next $50 million	0.500% on the next $150 million
0.450% on the excess	0.450% on the excess

[1]	When determining the breakpoint rate under the prior sub-advisory agreement, the average daily net assets of the Fund were aggregated with the average daily net assets of the PF International Small-Cap Fund, a series of Pacific Funds Series Trust, which was managed by the prior sub-adviser.

[2]	When determining breakpoint rates under the FIAM Sub-Advisory Agreement, the average daily net assets of the Fund will be aggregated with the average daily net assets of the PF International Small-Cap Fund, a series of Pacific Funds Series Trust. The Fund’s assets will only be combined while FIAM is managing both the Fund and the PF International Small-Cap Fund. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Fund only.

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through October 31, 2021, pursuant to a sub-advisory agreement dated May 1, 2006, as amended. For the fiscal year ended December 31, 2020, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-advisor totaled $1,430,879. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $1,345,879. This amount would have been a decrease in such fees paid by PLFA of approximately 5.94%. For the Fund’s fiscal year ended December 31, 2020, the Fund did not pay any brokerage commissions to an affiliated broker of FIAM.

IV.	Information Regarding FIAM

FIAM is a directly held, wholly owned subsidiary of FIAM Holdings LLC, which is wholly owned by FMR LLC. FMR LLC, the ultimate parent company of FIAM, is the parent company of a group of related companies commonly referred to as Fidelity Investments or Fidelity. As of October 31, 2021, the total assets under management of FIAM and its advisory affiliates were approximately $162.68 billion.

The addresses for the entities above are as follows:

Entity Name	Address
FIAM and FIAM Holdings LLC	900 Salem Street, Smithfield, RI 02917
FMR LLC	245 Summer Street, Boston, MA 02210

FIAM does not act as adviser or sub-adviser to any registered investment companies that have similar investment objectives as the Fund.

As of October 31, 2021, FIAM’s directors and principal executive officers, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation
James Carroll[2]	Director; Head of Institutional Portfolio Managers
Casey M. Condron	Director; Head of FIAM Institutional Client Group
Martin McGee	Director; Chief Financial Officer, Head of AM Line Finance and Board Finance Oversight
Kimberly L. Perry	Director; Head of Investment Services, Fidelity Asset Management Solutions
Vadim Zlotnikov	Director; President, Fidelity Asset Management Solutions
Horace Codjoe	Vice President, Head of Investment Risk Management
Timothy Abbuhl	Treasurer, Vice President, Asset Management Controller
Kim E. Daniels	Assistant Treasurer, Senior Vice President, Head of International Tax
Joseph Benedetti	Secretary, Senior Vice President, Deputy General Counsel
John Bertone	Assistant Secretary, Vice President, Asset Management Compliance
Brian C. McLain	Assistant Secretary, Vice President, Associate General Counsel
Kevin M. Meagher	Chief Compliance Officer

[1]	The address for Messrs. Carroll, Condron, Zlotnikov, Codjoe and Bertone with respect to their positions with FIAM is 900 Salem Street, Smithfield, RI 02917. The address of all other individuals listed above with respect to their positions with FIAM is 245 Summer Street, Boston, MA 02210.
[2]	Effective December 27, 2021, Mr. Carroll retired. Chris Pariseault succeeded him as Director and Head of Institutional Portfolio Managers.

No Officer or Trustee of the Trust is an officer, director or shareholder of FIAM (including its affiliates).

Additional Information

Additional information about FIAM is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

******

Once the Trust’s shareholder report has been posted to the Trust’s website, a notice will be sent to shareholders (who don’t already receive e-delivery or have not previously requested paper delivery) with notification of the posting to the website and information on how to request a paper copy without charge. The Trust’s annual report for the fiscal year ended December 31, 2020 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2021 were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com
Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448

Annuity Financial Advisors: 1-800-722-2333

Pacific Life Insurance Policy Owners: 1-800-347-7787

PL&A Annuity Contract Owners: 1-800-748-6907

PL&A Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-51915-00

PSFISCPIS0122